RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of April 28, 2024, among each Acquiring Fund listed on Schedule A that is a series of Franklin Templeton Model Portfolio Funds (as amended from time to time), severally and not jointly (each, an “Acquiring Fund”), and each Acquired Fund listed on Schedule A that is a series of Putnam Variable Trust (as amended from time to time), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, the Distributor, or a Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, each Acquiring Fund and each Acquired Fund desire to set forth the following terms pursuant to which an Acquiring Fund may invest in an Acquired Fund in reliance on the Rule and an Acquired Fund, the Distributor, or a Broker may sell shares of the Acquired Fund to an Acquiring Fund in reliance on the Rule.

1.       Terms of Investment

(a)     In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as a mutual fund (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the

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Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i)	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Mutual Fund’s registration statement, as amended from time to time, the Acquired Mutual Fund in its sole discretion may honor any redemption request partially or wholly in-kind. In the event that the Acquired Mutual Fund honors a redemption request partially or wholly in-kind, the Acquired Mutual Fund shall have sole discretion to determine the selection of its portfolio securities to distribute in-kind.

(ii)	Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)	Scale of investment. Upon the reasonable request of an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplated investments in the Acquired Mutual Fund.

(b)      In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to facilitate compliance with the Rule.

(c)      With respect to investments in Acquired Funds that operate as exchange-traded funds (“Acquired ETFs”), the Funds note that each Acquired ETF is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired ETFs can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Authorized Participant Agreement”) with the Acquired ETFs’ distributor to transact in shares of the Acquired ETFs. The Acquired ETFs also have policies and procedures (the “Basket Policies”) that have been adopted pursuant to Rule 6c-11 under the 1940 Act, which govern creations and redemptions of the Acquired ETFs’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Authorized Participant Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired ETFs on the secondary market rather than through direct creation and redemption transactions with the Acquired ETF. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired ETF should assist the

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Acquired ETF’s investment adviser with making the required findings under the Rule.

(d)      An Acquiring Fund shall promptly provide an Acquired Fund with information regarding the amount of the Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s request.

2.       Representations of the Acquired Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, the Distributor, or a Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.
(b)	(b) Each Acquired Fund represents that it does not own as of the date of this Agreement, and it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff.

3.       Representations of the Acquiring Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, the Distributor, or a Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or fails to comply with this Agreement.

(b)	Each Acquiring Fund will monitor for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Acquiring Fund. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities law or regulations, or a
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public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Acquiring Fund are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Acquiring Fund shall promptly inform the Acquired Fund if it determine that a material irreconcilable conflict exists and the implications thereof.

(c)	The Acquiring Fund will report any potential or existing conflicts of which it is aware to the Acquired Fund. The Acquiring Fund will assist the Acquired Fund in carrying out its responsibilities under that certain order from the Securities and Exchange Commission (the “SEC”), dated December 29, 1993 (File No. 812-8612), granting the variable annuity and variable life insurance separate accounts participating in the Acquired Fund exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Acquired Fund to be sold to and held by variable annuity and variable life insurance separate accounts of the Participating Insurance Companies (as defined therein) (the "Shared Funding Exemptive Order") by providing the Acquired Fund with all information reasonably necessary for the Acquired Fund to consider any issues raised. This includes, but is not limited to, an obligation by the Acquiring Fund to inform the Acquired Fund whenever Contract owner voting instructions are disregarded.

4.       Provisions Relating to Particular Funds.

With respect to each Fund listed on Schedule B, if any, the additional provision(s) appearing beside the name of such Fund are incorporated into and made a part of this Agreement.

5.       Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

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If to the Acquiring Fund:

Kevin Wuerfel

Vice President Investment Compliance

Franklin Templeton

One Franklin Parkway

Building 920, 2nd Floor

San Mateo, CA 94403

E-mail: Rule12d1-4InvestmentAgreements@franklintempleton.com

If to the Acquired Fund:

Stephen J. Tate

Putnam Investment Management, LLC

100 Federal Street

Boston, MA 02109

E-mail: Stephen.Tate@franklintempleton.com

With a copy to:

Bryan Chegwidden

Ropes & Gray

1211 Avenue of the Americas

New York, NY 10036-8704

Email:bryan_chegwidden@ropesgray .com

6.       Term and Termination; Assignment; Amendment

(a)     This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)      This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c) This Agreement may not be assigned (as that term is defined in the 1940 Act) by any party without the prior written consent of each affected party.

(d) This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A and the addition of provisions relating to one or more funds specified in Schedule B, only by a writing that is signed by each affected party.

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7.       Additional Provisions

(a)               This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

(b)               In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provisions of this Agreement, even if such party had been advised of the possibility of such losses or damages.

(c)               For any Acquired Fund that is a Massachusetts business trust or a series of a Massachusetts business trust, a copy of the Declaration of Trust of such Acquired Fund or trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of an Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

(d)               In any action arising under this Agreement, each Acquiring Fund and each Acquired Fund agrees to look solely to the particular Acquired Funds or Acquiring Funds, as applicable, involved in the matter in controversy and not to any other Fund.

(e)        The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

[signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

On behalf of each of the Acquiring Funds
Listed in Schedule A

By: /s/ Jane Trust

Name: Jane Trust

Title: President and Chief Executive Officer

On behalf of each of the Acquired Funds
Listed in Schedule A

By: /s/ Jonathan S. Horwitz

Name: Jonathan S. Horwitz

Title: Executive Vice President, Principal Executive Officer, and Compliance Liaison

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SCHEDULE A

Acquiring and Acquired Funds

Acquiring Funds

Franklin Templeton Aggressive Model Portfolio
Franklin Templeton Moderately Aggressive Model Portfolio
Franklin Templeton Moderate Model Portfolio
Franklin Templeton Moderately Conservative Model Portfolio
Franklin Templeton Conservative Model Portfolio
Acquired Funds
Putnam VT Core Equity Fund
Putnam VT Diversified Income Fund
Putnam VT Emerging Markets Equity Fund
Putnam VT Focused International Equity Fund
Putnam VT George Putnam Balanced Fund
Putnam VT Global Asset Allocation Fund
Putnam VT Global Health Care Fund
Putnam VT Government Money Market Fund
Putnam VT High Yield Fund
Putnam VT Income Fund
Putnam VT International Equity Fund
Putnam VT International Value Fund
Putnam VT Large Cap Growth Fund
Putnam VT Large Cap Value Fund
Putnam VT Mortgage Securities
Putnam VT Research Fund
Putnam VT Small Cap Growth Fund
Putnam VT Small Cap Value Fund
Putnam VT Sustainable Future Fund
Putnam VT Sustainable Leaders Fund

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SCHEDULE B

Provisions Relating to Particular Funds

Name of Fund	Additional Provision(s)

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